July 28, 2000


As counsel for Liberty-Stein Roe Funds Investment Trust (the "Trust"), we consent to the incorporation by reference of our opinions relating to the respective series of the Trust filed as the following exhibits to the following post-effective amendments ("PEAs") to the Trust's registration statement on Form N-1A, Securities Act File No. 33-11351: Exhibit Date of Date of to PEA Series Opinion Filing No. No. SteinRoe Prime Equities (now named Liberty Select Growth & Income Fund) 03/03/87 06/25/96 10(b) 34 SteinRoe Capital Opportunities Fund (now named Stein Roe Capital Opportunities Fund) 12/20/87 06/25/96 10(b) 34 SteinRoe Special Fund (now named Disciplined Stock Fund) 12/20/87 06/25/96 10(b) 34 SteinRoe Stock Fund (now named Stein Roe Growth Stock Fund) 12/20/87 06/25/96 10(b) 34 SteinRoe Total Return Fund (now named Stein Roe Balanced Fund) 12/20/87 06/25/96 10(b) 34 SteinRoe International Fund 01/28/94 06/25/96 10(b) 34
SteinRoe Young Investor Fund 02/17/94 06/25/96 10(b) 34 Stein Roe Growth Opportunities Fund (now named Liberty MidCap Growth Fund) 04/18/97 04/22/97 10(d) 39 Stein Roe Large Company Focus Fund 02/11/98 02/11/98 10(e) 45 Stein Roe Asia Pacific Fund 06/11/98 06/12/98 10(f) 46 Stein Roe Small Company Growth Fund 01/29/99 02/01/99 i(6) 54 In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. Very truly yours,

                                                         BELL, BOYD & LLOYD LLC


                                                         By /s/Cameron S. Avery
                                                                Cameron S. Avery